UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  March 4, 2014

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Crexendo, Inc.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	001-32277	87-0591719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 S. 52nd Street, Tempe, AZ 85281
(Address of Principal Executive Offices) (Zip Code)

(602) 714-8500
(Registrant’s Telephone Number, Including Area Code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 28, 2014, Crexendo, Inc. (the “Company”) entered into a Deed of Sale (the “Purchase Agreement”), with SGM EXE,LLC, a Nevada limited liability company controlled by Steven G. Mihaylo, the Chairman of the Board, Chief Executive Officer and a principal shareholder of the Company (the “Purchaser”).  Pursuant to the Purchase Agreement, the Company sold to Purchaser the real property and fixtures which comprise the Company’s headquarters located at 1615 South 52nd Street Tempe, AZ 85281 (the “Premises’) in exchange for a single payment in the amount of Two Million Dollars ($2,000,000.00).  The amount of the purchase price was based upon an independent valuation of the Premises.

Subsequent to the closing of the purchase and sale of the Premises, as contemplated by the Purchase Agreement, the Company and Purchaser entered into a Lease Agreement, dated February 28, 2014, pursuant to which Purchaser agreed to lease the Premises to the Company, and the Company agreed to lease the Premises from Purchaser (the “Lease”).  Under the terms of the Lease, Purchaser has agreed to lease the premises to the Company at a rental rate of Three Hundred Thousand Dollars ($300,000.00) per year.  The amount of the Company’s annual rent under the Lease was based on an independent valuation of similar premises located in the area.  The initial term of the Lease is three years; however, the term of the Lease is automatically extended for up to two additional three year extensions unless cancelled by the Company. The rent amount on renewal terms would either be agreed to by the parties or would be determined by an independent evaluation by a licensed appraisal of rents in the general area, with the rent being the median rental rate for similar locations.   Subject to compliance with applicable laws, Purchaser has agreed to accept Lease payments from the Company in shares of the Company’s common stock, paid at the commencement of each Lease term.  .  The Lease provides to the Company the right to make payments on the renewal Lease terms in either cash or shares of its common stock at its option.

The foregoing summaries of the Purchase Agreement and the Lease do not purport to be complete and are subject to, and qualified in their entirety by, reference to the Purchase Agreement and the Lease, copies of which are filed as Exhibits 10.1 and 10.2 to this Report, respectively.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

As discussed in Item 1.01 above, on February 28, 2014, the Company sold the Premises to Purchaser in exchange for a cash payment of Two Million Dollars ($2,000,000.00) in accordance with the provisions of the Purchase Agreement.  The amount of the purchase price was based on an independent valuation of the Premises.  The information set forth in Item 1.01 above regarding the purchase and sale of the Premises is incorporated by reference herein.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed in Item 1.01 above, on February 28, 2014, the Company and Purchaser entered into the Lease, pursuant to which the Company agreed to lease the Premises from Purchaser.  The information set forth in Item 1.01 above regarding the Lease is incorporated by reference herein.

Item 3.02.  Unregistered Sale of Equity Securities.

As discussed, under the terms of the lease agreement the Company will pay the rent of Three Hundred Thousand Dollars ($300,000.00) per year to the Purchaser in shares of common stock of Crexendo, Inc. The price per share for payment shall be Three Dollars ($3.00) per share.  The payment for the first three years shall be paid in advance. The stock will contain standard registration restrictions and be issued as soon as reasonably practical after the start of each lease year.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Deed of Sale, dated February 28, 2014 from Crexendo, Inc. to SGM EXE, LLC
10.2	Lease Agreement, dated February 28, 2014, between SGM EXE, LLC and Crexendo, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Crexendo, Inc.

March 4, 2014	By:	/s/ Ronald Vincent
Ronald Vincent
Chief Financial Officer

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